UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2009
ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	000-00565	99-0032630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As reported previously in Alexander & Baldwin, Inc.’s (the “Company”) most recent Form 10-K and Form 10-Q, the Company has been engaged in discussions with DMB Associates, Inc. (“DMB”) related to the future funding terms for its Kukui’ula joint venture, Kukui'ula Development Company (Hawaii), LLC (“Kukui’ula”). Discussions advanced throughout March and April 2009 related to terms under which the Company, through its subsidiary, KDC, LLC, (“A&B”), might accept a larger capital role in Kukui’ula in exchange for more favorable participation in rights to future cash and profit distributions.

On May 26, 2009, A&B entered into an amended agreement (“Agreement”) with DMB Kukui’ula LLC, an affiliate of DMB, to increase A&B’s ownership participation in Kukui’ula. The amended agreement provides for the following:

Capital Structure and Equity Financing:
•	As of February 28, 2009, DMB had contributed $146 million of capital to Kukui’ula, and A&B had contributed $83 million of capital, plus the project land at $28 million.
•
From March 1, 2009, A&B and DMB are projected to collectively contribute approximately $164 million of capital over the next three years to complete the project’s recreational facilities, as well as infrastructure serving its residential components.

•
A&B will fund approximately $129 million of the projected $164 million of future capital, and DMB will fund $35 million. Therefore, of the projected total $421 million of capital to be contributed to Kukui’ula, A&B will have contributed $240 million (57%) and DMB $181 million (43%).

•
Of the future projected A&B capital contributions, approximately 61% will be funded in the form of preferred equity, with prescribed preferential and priority treatment for future distributions, as described below.

•	Funding of capital contributions is expected to be made on a monthly basis to meet construction financing requirements.

Operational Management of the Joint Venture:
•	A&B and DMB will serve as co-managers of the joint venture.

Cash Distributions from Project Earnings:
•
As noted above, in exchange for its increased ownership position in the joint venture, A&B will receive certain priority rights to distributions from project cash flow and earnings, and will additionally receive preferred rates of return on certain invested amounts.

•
Of the projected $129 million of future A&B capital contributions, $79 million will be treated as preferred equity, with priority distribution and preferred returns of 15 percent on $20 million and 25 percent on $59 million. Of the projected $35 million of future DMB capital contributions, $20 million will be treated as preferred equity, with priority distribution and preferred returns of 15 percent.

•
After preferred equity distributions are completed, first on the 15 percent preferred equity and then on the 25 percent preferred equity, all further distributions from the joint venture will be made to A&B and DMB pari passu using the ratio that each party’s non-preferred future capital contributions bears to the total non-preferred future capital contribution. Based on current projections, these non-preferred distributions will be made in the ratio of 77% to A&B and 23% to DMB.

In addition, the Company issued a press release on May 27, 2009, related to this matter, which is furnished hereto as Exhibit 99.1.

Statements in this Form 8-K that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, those described on pages 17-26 of the Form 10-K in the Company’s 2008 annual report. These forward-looking statements are not guarantees of future performance.

Item 9.01 Financial Statements and Exhibits.
(d)            Exhibits
99.1	Press Release announcing Alexander & Baldwin, Inc.’s increase in ownership of the Kukui’ula joint venture.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 27, 2009

ALEXANDER & BALDWIN, INC.

/s/ Christopher J. Benjamin
Christopher J. Benjamin
Senior Vice President,
Chief Financial Officer and Treasurer